Exhibit 99.1

           Michael J. Rowny Joins CIENA Board of Directors

    LINTHICUM, Md.--(BUSINESS WIRE)--Aug. 19, 2004--CIENA(R) Corporation (NASDAQ:CIEN) today announced that Michael J. Rowny, chairman of Rowny Capital and former president and CEO of MCI's International Ventures, Alliances and Correspondent group, has joined CIENA's board of directors as its tenth member and eighth independent director.
    "Michael's vast business and leadership experience will be a solid addition to CIENA's board as the company works through the challenges associated with its ongoing business transformation, recent portfolio expansion and resulting market repositioning," said Patrick Nettles, CIENA's executive chairman.
    Since 1999, Rowny, 54, has served as chairman of Rowny Capital, a private equity company focusing on broadband, Internet, electronic commerce and related businesses. From 1994 to 1999, he was CEO of MCI Communications Corporation's International Ventures, Alliances and Correspondent group. In this role, Rowny led MCI's international operations and managed business development for the corporation worldwide, including acquisitions and divestitures. He also served as MCI's acting CFO; senior vice president, finance; and treasurer.
    His extensive career has included positions as executive vice president, CFO and Director of ICF Kaiser International; Chairman and CEO of Ransohoff Company; CEO of Hermitage Holding Company; Vice President, Strategic Planning and Ventures of The Bendix Corporation; Deputy Staff Director for The White House; Assistant to the Ambassador for U.S. Trade Negotiations and Professional Staff Member for the U.S. Senate Finance Committee.
    "CIENA is a great company with an excellent leadership team. While, along with most of its competitors, CIENA has suffered the effects of the extraordinarily challenging conditions in the telecommunications industry, it has taken significant steps to deal with those conditions and to set the stage for a return to profitability," said Rowny. "I am pleased to join CIENA's board of directors, and I look forward to being a part of CIENA's future as an industry leader."
    Rowny currently serves as Chairman of the board of directors for Step 9 Software Corporation and as a member of the board of directors of Intelliden.
    Mr. Rowny earned a Bachelor of Science degree in management from the Sloan School at the Massachusetts Institute of Technology. He also holds a J.D. in corporate law from Georgetown University and remains a member of the District of Columbia Bar Association.

    ABOUT CIENA

    CIENA Corporation delivers innovative network solutions to the world's largest service providers, cable operators and enterprises, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.


    CONTACT: CIENA Corporation
             Investor Contacts:
             Suzanne DuLong or Jessica Towns
             (888) 243-6223
             email: ir@ciena.com
                 or
             Press Contacts:
             Aaron Graham or Nicole Anderson
             (877) 857-7377
             email: pr@ciena.com